EXHIBIT 3

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

PARAMOUNT GOLD MINING CORP.

Paramount Gold Mining Corp., a corporation organized and existing under and by virtue of the General Corporation Law (the “GCL”) of the State of Delaware (the “Corporation”), does hereby certify:

1.

That at a Meeting of the Board of Directors of  the Corporation, resolutions were duly adopted setting forth a  proposed amendment to the to Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling a meeting of the shareholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follows:

“The name of the Corporation is Paramount Gold and Silver Corp.”

2.

That thereafter, pursuant to a resolution of its Board of Directors, a meeting of the stockholders of said Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

3.

That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the state of Delaware.

4.

That the capital of the Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed by Christopher Crupi, the Company’s chief executive officer, and authorized signatory this 23rd day of August 2007.

BY:	/s/ CHRISTOPHER CRUPI
Christopher Crupi Chief Executive Officer